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                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549


                                 FORM 8-K

                              CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


   Date of report (Date of earliest event reported): September 24, 1998




                        ENERGY SEARCH, INCORPORATED
            (Exact Name of Registrant as Specified in Charter)



                 TENNESSEE           001-12679         62-1423071
         (State or Other Jurisdic-  (Commission       (IRS Employer
           tion of Incorporation)   File Number)   Identification No.)

     280 FORT SANDERS WEST BLVD., SUITE 200
              KNOXVILLE, TENNESSEE                        37922
    (Address of Principal Executive Offices)            (Zip Code)


                              (800) 551-5810
           (Registrant's telephone number, including area code)


                              NOT APPLICABLE
       (Former Name or Former Address, if Changed Since Last Report)





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ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS.

On September 24, 1998, Energy Search, Incorporated (the "Company") closed the acquisition of working interests (the "Subject Interests") in a total of 145 gross natural gas or oil wells (the "Wells") located in southeastern Ohio. The effective date of the acquisition was June 30, 1998. All of the Wells involved in the acquisition are operated by the Company.

The Subject Interests were owned by the following Tennessee limited partnerships (the "Affiliated Partnerships"), each of which are affiliates of the Company: Equity Financial Corporation Natural Gas/Tax Credit 1989 Limited Partnership (the "1989 LP"); Equity Financial Corporation Natural Gas/Tax Credit 1990 Limited Partnership (the "1990 LP"); Equity Financial Corporation Natural Gas/Tax Credit 1991 Limited Partnership (the "1991 LP"); Equity Financial Corporation Natural Gas/Tax Credit 1992 Limited Partnership (the "1992 LP"); Energy Search Natural Gas/Tax Credit 1992-A Limited Partnership (the "1992-A LP").

The Affiliated Partnerships were each syndicated by Equity Financial Corporation ("EFC"), a wholly-owned subsidiary of the Company. Charles P. Torrey, Jr. and Robert L. Remine, each executive officers and directors of the Company, were the managing general partners of the 1989 LP and the 1990 LP, together owning an aggregate 2% partnership interest in each such partnership. Messrs. Torrey and Remine, as well as Richard S. Cooper, an executive officer and director of the Company, were managing general partners of the 1991 LP and 1992 LP, together owning an aggregate 9% partnership interest in each partnership. The Company was the managing general partner of the 1992-A LP, and owned a 3% partnership interest in such partnership.

The Company paid aggregate purchase consideration amounting to $2,223,941 for the Subject Interests acquired from the Affiliated Partnerships. This total amount was comprised of $1,716,748 in Company common stock (221,515 shares) and $507,193 in cash.

The purchase consideration for the Subject Interests was based on a market valuation of the Affiliated Partnership's oil and gas assets as of January 1, 1998, independently reviewed as to reasonableness by an independent petroleum consultant. The purchase consideration for each Affiliated Partnership's Subject Interests was payable in cash, Company common stock, or a combination of both. The cash portion of the total purchase (the "Cash Out Value") was equal to the percentage of the aggregate interest of limited partners in the Affiliated Partnership who had elected the Cash Out Option. The common stock portion of the total purchase consideration of the Affiliated Partnership's Subject Interests was equal to the percentage of the aggregate interest of limited partners in the Affiliated Partnership who elected the Stock Option. The value of Company common stock issued in satisfaction of the common stock portion of the purchase consideration,

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(the "Stock Value"), was equal to 1.75 times what would have been the Cash
Out Value had that portion of the purchase consideration been paid for in cash pursuant to the Cash Out Option, rather than in common stock. The number of shares of Company common stock issued to the Affiliated
Partnership was equal to the Stock Value divided by $7.75 per share.

Each Affiliated Partnership approved the sale of its Subject Interests to the Company by majority vote of its limited partners. The limited partners in each Affiliated Partnership voted on a restructuring plan (the "Restructuring Plan") whereby an Affiliated Partnership's Subject Interests were sold to the Company in consideration for cash and Company common stock, and the Affiliated Partnership was thereafter to be liquidated.
Each limited partner of an Affiliated Partnership had the opportunity to elect to have his or her Affiliated Partnership interest liquidated for cash (the "Cash Out Option") or Company common stock (the "Stock Option"). Final tabulation of the elections of limited partners in the Affiliated Partnerships was completed at closing on September 24, 1998. Liquidating distributions of cash and common stock to limited partners of Affiliated Partnerships are in the process of finalization.

The Company's acquisition of the Subject Interests from Affiliated Partnerships followed a group of smaller transactions (the "Minor Interest Acquisitions") pursuant to which the Company acquired minor working interests and overriding royalty interests (the "Minor Interests") in the Wells from nine individuals (the "Minor Interest Owners") in consideration for cash and Company common stock. The Minor Interest Acquisitions closed in July of 1998 and had an effective date of April 16, 1998. The total purchase consideration for the Minor Interests was $227,740, comprised of 10,114 shares of Company common stock and $121,543 in cash. The cash value, common stock value and the number of shares of common stock issued in consideration for the Minor Interests was determined in a similar manner as was the Company's purchase of Subject Interests from the Affiliated Partnerships as described above.

The Minor Interest Owners included Messrs. Torrey, Remine and Cooper, executive officers and directors of the Company, who were paid an aggregate of $109,254 in consideration for sale of their Minor Interests.

The cash portion of the purchase consideration for the Company's acquisition of the Subject Interests and the Minor Interests was funded by utilization of the Company's operating line of credit with Bank One - Texas, N.A.

The Company's acquisition of Subject Interests and Minor Interests included interests in oil and gas wells and all associated equipment, casing, tubing, leases and right-of-ways. These assets will be used by the Company to continue to produce oil and gas for sale from the Wells.


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The Company is in the process of evaluating financial statements relating to the assets acquired. To the extent the Company determines that any such financial statements are required, an amendment to this Current Report on Form 8-K will be filed within 60 days of the date of filing of this report.

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION, AND
           EXHIBITS.

     (c)   Exhibits:

           99       Press Release






































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                                SIGNATURES


           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated: September 24, 1998              ENERGY SEARCH, INCORPORATED



                                   By   /s/Richard S. Cooper
                                        Richard S. Cooper, President



































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                               EXHIBIT INDEX


EXHIBIT
NUMBER                   DOCUMENT

   99             Press Release